Exhibit (a)(12)

CONSENT OF SCOTIA CAPITAL INC.

We hereby consent to the references to the opinion dated December 21, 2005 of our firm in the Chairman’s letter attached to the circular of the Board of Directors of Fairmont Hotels & Resorts Inc. dated December 21, 2005 (the ‘‘Circular’’) and under the captions ‘‘Summary’’, ‘‘Background to the Offer’’ and ‘‘Reasons for Rejection’’ and to the inclusion of the foregoing opinion in the Circular.

Dated December 21, 2005.

(Signed) SCOTIA CAPITAL INC.